Exhibit 99.1
Martin Midstream Partners Files $400 Million Shelf Registration Statement
     KILGORE, Texas, December 18, 2007 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today its filing of a shelf registration statement with the Securities and Exchange Commission covering the offer and sale from time to time, in its discretion and as its business circumstances and market conditions warrant, of up to $400 million of its common units, its debt securities and/or the debt securities of its operating subsidiary. This shelf registration statement combined with the Partnership’s previously filed shelf registration statement provides the Partnership with the ability to issue up to $404 million of its common units, debt securities and/or debt securities of its operating subsidiary. The nature and terms of any securities to be offered and sold under the registration statement, after it has been declared effective by the SEC, will be described in related prospectus supplements to be filed with the SEC from time to time.
     The registration statement has been filed with the SEC but has not yet become effective. The securities covered by the registration statement may not be sold nor may offers to buy such securities be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
About Martin Midstream Partners
     Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas services; marine transportation services for petroleum products and by-products; sulfur gathering, processing and distribution; and fertilizer manufacturing and distribution.
     Additional information concerning the Company is available on the Company’s website at www.martinmidstream.com.
Forward-Looking Statements
     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While Martin Midstream Partners believes that the assumptions concerning future events are reasonable, it

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cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

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